Exhibit 99.1

Contact: Meredith Bandy Nutrisystem, Inc. 215-385-8941 mbandy@nutrisystem.com

NUTRISYSTEM NAMES MIKE AMBURGEY, AS NEW CHIEF MARKETING OFFICER

FORT WASHINGTON, PA, (October 19, 2011) – Nutrisystem , Inc. (NASDAQ:NTRI), the leading home delivery weight loss program, is proud to announce today that Michael Amburgey will now lead the Marketing Department as the Company’s new Executive Vice President and Chief Marketing Officer. In this new position, Amburgey will be responsible for all aspects of the Nutrisystem Marketing team, including creative services, eCommerce, as well as brand management.

“It gives me great pleasure to welcome Mike to the Nutrisystem family,” said Joe Redling, Chairman and CEO of Nutrisystem. “As we continue to broaden our product portfolio and distribution channels, Mike’s extensive experience in managing large media driven brands combined with his deep expertise in direct response marketing, consumer healthcare and packaged goods marketing makes Mike the ideal person for this role. His proven track record in creative development and product innovations will enable him to bring a fresh perspective to future marketing and product initiatives here at Nutrisystem and strengthen and extend our position as a leader in the weight management industry.”

Mr. Amburgey brings over 28 years of marketing experience, including brand management, advertising creation, media, eCommerce and direct response to his new position at Nutrisystem. Most recently, Amburgey was the Chief Marketing Officer for the Oreck Corporation, where he helped to define brand positioning, led the development of new creative and media initiatives and drove a successful new product development program. Prior to that he was based in Washington State, where he served as Vice President of Marketing and Direct Response Sales for the Bowflex® and Schwinn® Fitness businesses of Nautilus, Inc. His career also included domestic and international marketing roles at GlaxoSmithKline Consumer Healthcare, as well as brand management at Procter & Gamble.

“Nutrisystem has a heritage as one of the finest branded direct response marketing organizations in the country,” said Amburgey. “It is truly an honor and privilege to be joining such a prestigious company and to have the opportunity to lead the team responsible for building on that impressive reputation of success.”

Amburgey’s academic credentials include earning a Bachelors of Science in Marketing and Business Administration from Miami University (OH).

About Nutrisystem, Inc.

Nutrisystem, Inc. (NASDAQ: NTRI) is the number one home delivery weight-loss company. Nutrisystem® products are sold direct to the consumer through nutrisystem.com, by phone, and at select retailers, with convenient home delivery. The Company offers proven nutritionally balanced weight loss programs designed for women, men, and seniors, as well as the Nutrisystem® D® program, specifically designed to help people with type 2 diabetes who want to lose weight and manage their diabetes. The Nutrisystem® program is based on nearly 40 years of nutrition research and the science of the low glycemic index, and offers a variety of great tasting, satisfying, good carbohydrate meals that are designed to be heart healthy. The program was named the "Least Expensive Home Delivery Program” by CBS Money Watch in January 2011. The program has no membership fees and provides weight management support and counseling by trained weight-loss coaches and online and mobile weight management tools free of charge. Nutrisystem proudly supports the American Diabetes Association in its movement to Stop Diabetes™, as well as to help in increasing awareness of the correlation between weight loss and improvements in diabetes control. For more information or to become a customer, visit http://www.nutrisystem.com or call 1-800-891-3215. For the healthcare professional, please visit http://www.nutrisystem.com/hcp . Follow Nutrisystem on Twitter @nutrisystem and on Facebook at www.Facebook.com/nutrisystem.

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